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Source: Third party research July 2019; reflects pre-COVID conditions. Note: NPS = Net Promoter Score as of 2019; Other brands listed are top 5 treatment and top 5 skincare brands used by HydraFacial users; N = Number of responses.

• • 1Based on 2019A. Excludes Shipping / Other Revenue and Healthy Scalp. • • •

Direct Distributor

18 $48 $66 $112 $167 $119 '16A '17A '18A '19A '20A '21E $16 $17 $26 $37 $8 $25 '16A '17A '18A '19A '20A '21E 33% 26% 23% 22% 7% 13% $200 Note: Adjusted EBITDA is a non-GAAP financial measure. For a description of Adjusted EBITDA and a reconciliation to net loss, please see the Appendix. Financial information for periods prior to 2018 is based on internal financial reports. • • • • • •

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$ (29.2) $ (1.6) $ (0.3) $ 8.0 $ (14.0) 14.5 13.9 11.5 10.0 3.2 21.3 17.1 10.1 6.6 1.0 (9.3) (1.3) 0.3 (11.4) (2.8) 1.5 1.8 3.2 1.2 14.2 - 4.0 - - - 3.1 - - - - 4.2 1.7 0.4 - 13.4 - 1.4 - - - 1.6 (0.3) 1.0 3.0 0.7 $ 7.7 $ 36.7 $ 26.2 $ 17.4 $ 15.6 6.5% 22.0% 23.3% 26.4% 32.6% (4) Such amounts represent direct costs incurred to prepare the Company to be marketed for sale by the Company’s shareholders in previous periods. (5) During 2019, the Company incurred approximately $1.4 million to defend certain patents that were being infringed upon. Fiscal year ended December 31, Unaudited (in millions) 2020 2019 2018 2017 2016 Adjusted EBITDA Net loss Adjusted to exclude the following: Depreciation and amortization expense Interest expense Income tax expense Management fees (1) Facility relocation costs (2) COVID-19 related costs (3) Transaction related costs (4) One-time patent lawsuit cost (5) Other non-recurring and one-time fees (6) Adjusted EBITDA Margin (1) Represents quarterly management fees paid to the majority shareholder of the Company based on a pre-determined formula (including a recapitalization fee of $2.0 million incurred during 2018). Upon consummation of Business Combination, these fees will no longer be paid. Because these fees will not have an ongoing impact, they have been excluded from the calculation of Adjusted EBITDA. (2) Such amounts represent costs associated with the 2019 relocation to a new assembly and warehouse facility that was completed during December 2019. These costs are non- recurring and are directly attributable to the relocation that was finalized in December 2019 and include duplicate rental expense, and the write-off of certain capitalized costs associated with our previous facility. (3) Such costs represent COVID-19 related restructuring costs including write-off of expired consumables, discontinued product lines, human capital and cash management consultant fees in relation to Covid restructuring. (6) Such costs primarily represent personnel costs associated with restructuring of HydraFacial’s salesforce and costs associated with former warehouse and assembly facility during the transition period offset by a legal settlement received in favor of HydraFacial.